UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 26, 2007
Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28401 (Commission File Number)	77-0449487 (I.R.S. Employer Identification No.)
515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices)
(650) 298-5300
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities
     On November 26, 2007, the Board of Directors of Maxygen, Inc. (the “Company”) approved a plan to consolidate the Company’s research and development activities at its U.S. facilities in Redwood City, California. The consolidation will result in the closure of Maxygen ApS, the Company’s wholly owned subsidiary in Denmark, and the elimination of all employment positions at that site. The decision to consolidate the Company’s operations was based primarily on the increasing costs associated with operating the Danish facilities and the Company’s efforts to increase overall operational efficiency across its research, preclinical, clinical and regulatory activities. The Company expects to complete the activities related to this consolidation during the second quarter of 2008.
     As a result of the consolidation, the Company expects to incur costs of approximately $6 million relating to one-time termination benefits for the affected employees of Maxygen ApS and related expenses that are expected to be paid in the first quarter of 2008. The Company expects to include most of these costs in its statements of operations for the fourth quarter of 2007. The costs that the Company expects to incur in connection with the consolidation are subject to a number of assumptions, and actual results may differ materially. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the consolidation.
     A copy of the press release issued by the Company relating to the consolidation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 27, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxygen, Inc.
Date: November 27, 2007	By:	/s/ Michael S. Rabson
Michael S. Rabson
Senior Vice President

Exhibit Index

99.1	Press Release, dated November 27, 2007